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Avista Corp. Closes Sale of Ecova, Inc. to Cofely USA Inc.

SPOKANE, Wash. - July 1, 2014 - 6 a.m. PDT: Avista Corp. (NYSE:AVA) today announced that its non-regulated subsidiary, Avista Capital, has closed on its sale of Ecova, Inc. to Cofely USA Inc., an indirect subsidiary of GDF SUEZ, a French multinational utility company. The sale price was $335 million in cash, less the payment of debt and other customary closing adjustments.

“We are pleased that we were able to complete this transaction with Cofely USA smoothly and in a timely manner,” said Avista Corp. Chairman, President and Chief Executive Officer Scott Morris. “The time is right for a new owner to continue to grow this business and for us to monetize the value of our investment for our shareholders.”

As previously announced, we expect to use a majority of the proceeds of the sale to repurchase up to 4 million shares of Avista Corp. outstanding common stock. The sale will provide cash proceeds to Avista Corp., net of debt, payment to option and minority holders, taxes and transaction expenses of approximately $136 million and results in a net gain of about $62 million.

About Avista
Avista Corp., incorporated in 1889 and based in Spokane, Wash., is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is the operating division that provides electric service to 367,000 customers and natural gas to 326,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Avista’s other subsidiary, Alaska Energy and Resources Company, provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA." For more information about Avista, please visit www.avistacorp.com.

This news release contains forward-looking statements regarding the company’s current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

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SOURCE: Avista Corporation